As filed with the Securities and Exchange Commission on March 30, 2005

Registration No. 333-91136

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 10 to

Form S-3

on

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LENNOX INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3585 (Primary Standard Industrial Classification Code Number)	42-0991521 (I.R.S. Employer Identification Number)

2140 Lake Park Boulevard Richardson, Texas 75080 (972) 497-5000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Lennox International Inc. 2140 Lake Park Boulevard Richardson, Texas 75080 (972) 497-5000 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Douglass M. Rayburn
Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201
(214) 953-6500

     Approximate date of commencement of proposed sale to the public: No longer applicable because securities are being removed from registration.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

SIGNATURES

6 ¼% CONVERTIBLE SUBORDINATED NOTES AND SHARES OF COMMON STOCK
REMOVED FROM REGISTRATION

     This Registration Statement on Form S-1 constitutes a post-effective amendment to the Registration Statement on Form S-3 (File No. 333-91136) (the “Registration Statement”) filed by Lennox International Inc., a Delaware corporation (“Lennox”), with the Securities and Exchange Commission on June 25, 2002. Lennox is filing this post-effective amendment on Form S-1 because it is currently ineligible to file a registration statement on Form S-3. Lennox filed the Registration Statement registering 6 ¼% Convertible Subordinated Notes due June 1, 2009 (the “Notes”) and 7,947,478 shares of common stock of Lennox, par value $0.01 per share (“Common Stock”), that are issuable upon conversion of the Notes. The Notes were offered for resale from time to time by certain selling securityholders. Lennox is no longer obligated to keep the Registration Statement effective under the terms of the Registration Rights Agreement, dated as of May 8, 2002, between Lennox, UBS Warburg LLC, and certain purchasers named therein, for whom UBS Warburg LLC acted as representative (which Registration Rights Agreement was filed as Exhibit 10.3 to Lennox’s Quarterly Report on Form 10-Q for the period ended March 31, 2002). Pursuant to Lennox’s undertaking in the Registration Statement, Lennox files this Post-Effective Amendment No. 10 to Form S-3 on Form S-1 to remove from registration $16,077,000 of the Notes and 888,846 shares of Common Stock that were registered in the offering but remain unsold.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 10 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on this 30th day of March, 2005.

Lennox International Inc.
By:	/s/ Susan K. Carter
Susan K. Carter
Executive Vice President, Chief Financial Officer and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 10 to this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES	TITLE	DATE

/s/ John W. Norris, Jr. John W. Norris, Jr.	Chairman of the Board of Directors	March 30, 2005

/s/ Robert E. Schjerven Robert E. Schjerven	Chief Executive Officer and Director	March 30, 2005

/s/ Susan K. Carter Susan K. Carter	Executive Vice President, Chief Financial Officer and Treasurer	March 30, 2005

/s/ David L. Inman David L. Inman	Vice President, Controller and Chief Accounting Officer	March 30, 2005

/s/ Thomas W. Booth Thomas W. Booth	Vice President of Corporate Technology and Director	March 30, 2005

/s/ Linda G. Alvarado Linda G. Alvarado	Director	March 30, 2005

/s/ Steven R. Booth Steven R. Booth	Director	March 30, 2005

/s/ David V. Brown David V. Brown	Director	March 30, 2005

/s/ James J. Byrne James J. Byrne	Director	March 30, 2005

/s/ Janet K. Cooper Janet K. Cooper	Director	March 30, 2005

/s/ C.L. Henry C.L. Henry	Director	March 30, 2005

SIGNATURES	TITLE	DATE

/s/ John E. Major John E. Major	Director	March 30, 2005

/s/ John W. Norris III John W. Norris III	Director	March 30, 2005

/s/ Walden W. O’Dell Walden W. O’Dell	Director	March 30, 2005

/s/ Terry D. Stinson Terry D. Stinson	Director	March 30, 2005

/s/ Richard L. Thompson Richard L. Thompson	Director	March 30, 2005